EXHIBIT 10.27(a)

	SPLIT DOLLAR AGREEMENT


	AGREEMENT made the _____ day of ________, 199__, by and between ATLANTIC COAST AIRLINES, INC., a corporation organized and existing under the laws of the State of Delaware, (hereinafter called the "Company") and ___________________ (hereinafter called the "Employee").

	WHEREAS, the Employee wants to insure his life, for the benefit and protection of his family, under a policy to be issued by the Minnesota Mutual Life Insurance Company (hereinafter called the "Insurer"); and

	WHEREAS, the Company wants to help the Employee provide insurance for the benefit and protection of his family by paying the full amount of the premiums due on the policy on the Employee's life; and

	WHEREAS, the Employee will be the owner of the policy of insurance on his life acquired pursuant to the terms of this Agreement, and the policy will be assigned to the Company as security for the repayment of the amount which the Company will contribute toward payment of the premiums due on the policy;

	NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties hereto as follows:

	ARTICLE 1

	Application for Insurance. The Employee will apply to the Insurer for a certain insurance policy on his life in the face amount of $__________ (hereinafter called the "Policy"), and he will do everything necessary to cause the Policy to be issued. When the Policy is issued, the Policy number, face amount and plan of insurance shall be recorded on Schedule A attached hereto and the Policy shall then be subject to the terms of this Agreement.

	ARTICLE 2

	Ownership of Insurance. The Employee shall be the owner of the Policy on the Employee's life acquired pursuant to the terms of this Agreement and he may exercise all the rights of ownership with respect to the Policy except as otherwise hereinafter provided. Notwithstanding the foregoing, the Employee may not assign any right of ownership with respect to the Policy to any other party, except as specifically provided in Article 8 hereof.

	ARTICLE 3

	Election of Dividend Option. To the extent that the Insurer declares dividends on the Policy, the Company shall have the right to choose the option or combination of options it desires from among those offered by the Insurer.
 The Company shall notify the Employee and the Insurer of its choice, and the Employee agrees to execute any documents necessary to choose or change the Policy's dividend option.

	ARTICLE 4

	Payment of Premiums on Policy.

	A.	On or before each due date the Company will pay to the Insurer the full amount of each premium on the Policy on the Employee's life acquired pursuant to the terms of this Agreement.

	B.	Notwithstanding the foregoing, unless provided otherwise under the terms of any employment agreement or severance agreement between the Company and the Employee, in the event of the termination of the employment of the Employee by the Company or resignation of his employment with the Company, at the option of the Company, the obligation to pay to the Insurer the full amount of each premium on the Policy on the Employee's life acquired pursuant to the terms of this Agreement which has a due date on or after the date of any such termination, retirement or resignation shall be the sole obligation of the Employee.

	ARTICLE 5

	Disability Waiver of Premium. If the Policy appertaining to this Agreement is issued with a supplemental agreement providing for waiver of premium in the event of disability, or any additional death benefit, the additional premium for such supplemental agreement shall be paid by the Company for the benefit of the Employee. In the event said waiver-of-premium benefit becomes operational, the Company's interest in the Policy at death, under Section 10, or on surrender, under Section 12, shall be limited to
(a) the total premiums paid by the Company, pursuant to Section 4 of this Agreement, less any Company indebtedness which may exist against the Policy and any interest due on such Company indebtedness; or, if less, (b) the total cash value of the Policy, including dividend accumulations and the cash value of the dividend additions at the last Policy anniversary before the premium was waived, less any Company indebtedness which may exist against the Policy and any interest due on such indebtedness.

	ARTICLE 6

	Employee's Obligation to Company. The Employee shall be obligated to repay to the Company the lesser of the aggregate amount paid by the Company, under Article 4 of this Agreement, to the Insurer as premiums on this Policy on the Employee's life acquired pursuant to the terms of this Agreement or the aggregate amount of cash value in this Policy on the Employee's life acquired pursuant to the terms of this Agreement. This obligation of the Employee to the Company shall be payable as provided in Article 10 and Article 11 of this Agreement.


 	ARTICLE 7

	Assignment of Policy. The Employee will collaterally assign the Policy on his life, acquired pursuant to the terms of this Agreement, to the Company as security for the repayment of the amounts which the Company will pay on behalf of the Employee under Article 4 of this Agreement. This collateral assignment will not be altered or changed without the consent of the Company.

	ARTICLE 8

	Additional Policy Benefits and Riders. The Employee may add a rider to the Policy on his life, acquired pursuant to the terms of this Agreement, for his own benefit. Upon written request by the Company, the Employee may add a rider to the Policy for the benefit of the Company. Any additional premium for any rider which is added to the Policy shall be paid by the party which will be entitled to receive the proceeds of the rider.

	ARTICLE 9

	Death Claims.

	A.	When the Employee dies, the Company shall be entitled to receive a portion of the death benefits provided under the Policy on the Employee's life acquired pursuant to the terms of this Agreement. The amount to which the Company will be entitled shall be the total amount which it has paid, pursuant to Article 4 of this Agreement, as premiums on the Policy on the Employee's life less the amount of any Company indebtedness which may exist against the Policy and any interest due on such Company indebtedness. The receipt of this amount by the Company shall constitute satisfaction of the Employee's obligation under Article 6 of this Agreement.

	B.	When the Employee dies, the beneficiary or beneficiaries named by the Employee shall be entitled to receive the amount of the death benefits provided under the Policy on the Employee's life in excess of the amount payable to the Company under Paragraph A of this Article. This amount shall be paid under the settlement option elected by the Employee.

	ARTICLE 10

	Termination of Agreement. This Agreement shall terminate on the repayment in full by the Employee of the contributions made by the Company under Article 4 of this Agreement toward payment of the premiums due on the Policy on the Employee's life acquired pursuant to the terms of this Agreement, provided that upon the receipt of such repayment the Company releases the collateral assignment of the Policy made by the Employee pursuant to Article 7 of this Agreement.

	This Agreement shall not terminate and shall remain in full force and effect upon the Employee's termination of employment with the Company and shall also remain in full force and effect in the event of the disability of the Employee. Provided however, that upon such Termination or disability of the Employee, the Employee shall have an immediate obligation to repay to the Company a dollar amount equal to the lesser of (a) the aggregate amount of contributions made by the Company under Article 4 of this Agreement toward payment of the premiums due on the Policy on the Employee's life acquired pursuant to the terms of this Agreement through the Termination Date or date of disability or (b) the aggregate value of the cash value of the Policy through the Termination Date or date of disability of the Employee. The receipt of this amount by the Company shall constitute satisfaction of the Employee's obligation under Article 6 of this Agreement.

	ARTICLE 11

	Surrender of Policy. Upon surrender of the Policy, or any portion thereof, on the Employee's life acquired pursuant to the terms of this Agreement or upon the surrender of any or all of the paid up additions standing to the credit of such Policy, if any, by the Employee at any time before any death benefit is payable under the Policy, the Company shall have the sole right to collect such surrender proceeds of the Policy or any such surrender value of such paid-up additions in an amount not to exceed the total amount the Company has paid, pursuant to Article 4 of this Agreement, as premiums on the Policy on the Employee's life less the amount of any Company indebtedness which may exist against the Policy and any interest due on such Company indebtedness.

	ARTICLE 12

	Insurance Company Not a Party.  The Insurer

	(a)	shall not be deemed to be a party to this Agreement for any
purpose nor in any way responsible for its validity;

	(b)	shall not be obligated to inquire as to the distribution of any monies payable or paid by it under the Policy on the Employee's life acquired pursuant to the terms of this Agreement;

	(c)	shall be fully discharged from any and all liability under the terms of any Policy issued by it, which is subject to the terms of this Agreement, upon payment or other performance of its obligations in accordance with the terms of such Policy.

	ARTICLE 13

	Fiduciary Provisions. The Board of Directors of the Company is hereby designated as the "Named Fiduciary" for the Split Dollar Plan established by this Agreement, and it shall have the authority to control and manage the operation and administration of such Plan. However, the Insurer shall be the fiduciary of the Plan solely with regard to the review and final decision on the claim for benefits under its Policy, as provided in the claims procedure set forth in Article 15.

	ARTICLE 14

	Allocation of Fiduciary Responsibilities. The Named Fiduciary may allocate its responsibilities for the operation and administration of the Split Dollar Plan, including the designation of a person to carry out fiduciary responsibilities under such Plan. The Named Fiduciary shall effect such allocation of its responsibilities by delivering to the Company a written instrument signed by its members that specifies the nature and extent of the responsibilities allocated under the Split Dollar Plan, together with a signed acknowledgment of their acceptance by the persons to whom the responsibilities were allocated.

	ARTICLE 15

	Claims Procedure. The following claims procedure shall apply to the Split Dollar Plan:

	(a)	Filing of a Claim for Benefits.  The Trust or the beneficiary of the Policy shall make a claim for the benefits provided under the Policy in the manner provided in the Policy.

	(b)	Claim Denial.  With respect to a claim for benefits under said
Policy, the Insurer shall be the entity which reviews and makes decisions on claims denials according to the terms of the Policy.

	(c)	Notification to Claimant of Decisions.  If a claim is wholly or partially denied, notice of the decision, meeting the requirements of Section
(d) below following, shall be furnished to the claimant within a reasonable period of time after a claim has been filed.

	(d)	Content of Notice.  The Insurer shall provide, to any claimant who is denied a claim for benefits, written notice setting forth in a manner calculated to be understood by the claimant, the following:

		(1)	The specific reason or reasons for the denial;

		(2)	Specific reference to pertinent Policy or provisions of this
Agreement on which the denial is based;

		(3)	A description of any additional material or information
necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

		(4)	An explanation of this Agreement's claim review procedure,
as set forth in Sections (e) and (f) below.

	(e)	Review Procedure.  The purpose of the review procedure set forth in this Section and Section (f) following is to provide a method by which a claimant under the Split Dollar Plan may have a reasonable opportunity to appeal a denial of claim for a full and fair review. To accomplish that purpose, the claimant or his/her duly authorized representative:

		(1)	May request a review upon written application to the
Insurer;

		(2)	May review pertinent Split Dollar Plan documents or
agreements; and

		(3)	May submit issues and comments in writing.  A claimant (or
his/her duly authorized representative), shall request review by filing a written application for review at any time within sixty (60) days after receipt by the claimant of written notice of the denial of the claim.

	(f)	Decision on Review.  A decision on review of a denial of a claim shall be made in the following manner:

		(1)	The decision on review shall be made by the Insurer, which
may, at its discretion, hold a hearing on the denied claim. The Insurer shall make its decision promptly, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.

		(2)	The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Policy or provisions of this Agreement on which the decision is based.

	ARTICLE 16

	Amendment of Agreement. This Agreement shall not be modified or amended except by a writing signed by the Company and the Employee. This Agreement shall be binding upon the heirs, administrators or executors and the successors and assigns of each party of this Agreement.

	ARTICLE 17

	State Law. This Agreement shall be subject to and shall be construed under the laws of the State of Georgia.

 	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

	EMPLOYEE



	By:


	ATLANTIC COAST AIRLINES, INC.

	By:




Attest:
         (CORPORATE SEAL)









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